Exhibit 10(z)


                  AMENDMENT TO STOCK OPTION

          AMENDMENT, dated as of January 5, 1995, to the Stock Option, dated December 9, 1993 (the "Option"), from The Continental Corporation, a New York Corporation (the "Company"), to CNA Financial Corporation ("Optionee"):

                              W I T N E S S E T H:

          WHEREAS, pursuant to the Securities Purchase Agreement, dated as of December 6, 1994 (the "Securities Purchase Agreement"), between the Company and the "Optionee", the Company granted to Optionee the Option; and

          WHEREAS, pursuant to the Securities Purchase Agreement, such Option was to provide for the purchase by the Optionee, for a purchase price of $125 million, of 625,000 shares of Cumulative Preferred Stock, Series G, par value $4.00 per share, of the Company (the "Series G Stock"), with a liquidation value of $200 per share; and

          WHEREAS, the Option issued on December 9, 1994, provides for the purchase by the Optionee, for a purchase price of $125 million, of 62,500 shares of Series G Stock, with a liquidation value of $200 per share;

          WHEREAS, CNA Financial Corporation has not transferred, pledged, hypothecated or otherwise disposed of the Option or any interest in the Option and remains the Optionee; and

          WHEREAS, the Company wishes to correct the Option to provide for the purchase by the Optionee, for a purchase

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price of $125 million, of 625,000 shares of Series G Stock, with a liquidation value of $200 per share;

          NOW THEREFORE, Section 1 of the Option is hereby amended to read in its entirety as follows:

        Pursuant to the Securities Purchase Agreement, dated as of December 6, 1994 (the "Securities Purchase Agreement"), between the Continental Corporation, a New York corporation (the "Corporation"), and CNA Financial Corporation, a Delaware corporation (the "Optionee"), the Corporation hereby grants to the Optionee, for the period beginning on
        (x) if the Merger Agreement terminates pursuant to Section 7.1(iv) or
        Section 7.1(vii) thereof, the Termination Date or (y) if the Merger Agreement terminates other than pursuant to Section 7.1(iv) or Section 7.1(vii) thereof, the earlier of the 120th day after the Termination Date or the date of the occurrence of a Specified Corporate Action (the "Commencement Date"), and ending at December 9, 2001 (the "Expiration Date"), the exclusive and irrevocable right and option (this "Option") to purchase from the Corporation for cash in an amount equal to $125,000,000.00 (the "Exercise Price") a total of 625,000 shares (the "Shares") of Cumulative Preferred Stock, Series G (the "Series G Preferred Stock"), par value $4.00 per share, of the Corporation, as such Series G Preferred Stock is designated in the Certificate of Incorporation of the Corporation. Accordingly, the exercise price per Share shall be $200.00 (the "Exercise Price Per Share"). Notwithstanding the foregoing, if, prior to the Commencement Date, all then outstanding Chicago Preferred Stock is redeemed or purchased pursuant to Section 15 of the Securities Purchase Agreement, the Option will terminate and such date of redemption or purchase will be deemed to be the Expiration Date.

          The validity, construction, enforcement and interpretation of this Amendment shall be governed by the

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laws of the State of New York applicable to agreements made and to be performed entirely within such State.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the 5th day of January, 1995.

                   THE CONTINENTAL CORPORATION

                   By: /s/ William F. Gleason, Jr.
                       Name: William F. Gleason, Jr.
                       Title: Senior Vice President, General Counsel
                               and Secretary

                   CNA FINANCIAL CORPORATION

                   By:
                       Name: Donald M. Lowry
                       Title: General Counsel

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